Exhibit 99.1

NEWS RELEASE

Media: Peter Tosches | 901.597.8449 | peter.tosches@servicemaster.com

Investor Relations: Brian Turcotte | 901.597.3282 |  brian.turcotte@servicemaster.com

ServiceMaster Names Naren K. Gursahaney to Board of Directors

MEMPHIS, Tenn. (November 21, 2017) – ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services, today announced the appointment of Naren K. Gursahaney to its board of directors, effective December 1.

Gursahaney is the former president and chief executive officer of The ADT Corporation, a leading provider of security and automation solutions for homes and businesses in the United States and Canada.  Prior to ADT’s separation from Tyco International Ltd. in September 2012, Gursahaney served as president of Tyco’s ADT North American Residential business segment and was the president of Tyco Security Solutions, then a provider of electronic security to residential, commercial, industrial and governmental customers and the largest operating segment of Tyco. He joined Tyco in 2003 and served in a number of senior executive roles.

“Naren has extensive operations, strategic planning and leadership experience in large, global residential and commercial services businesses, along with a strong background in developing home and business solutions,” said ServiceMaster Chairman Mark E. Tomkins. “His addition to our board will be a key asset as we continue to grow more profitably, look for opportunities to expand into other markets and improve the customer experience in all of our businesses.”

“Adding business leadership talent and experience to the board is a critical step forward for our initiatives to transform Terminix, revamp growth strategies in all our businesses, significantly enhance our service capabilities, and successfully spin American Home Shield as an independently listed company,” said Nik Varty, CEO of ServiceMaster. “Naren’s strong background and experience will be a major asset on our growth journey.”

Prior to joining Tyco, Gursahaney was president and chief executive officer of GE Medical Systems Asia, where he was responsible for the company’s sales and services business in the Asia-Pacific region. During his career with GE, Gursahaney held senior leadership roles in services, marketing and information management. He currently serves on the board of directors of NextEra Energy, Inc., a Fortune 200 company and ranked No. 1 in the electric and gas utilities industry in Fortune's 2017 list of "World's Most Admired Companies."

About ServiceMaster
ServiceMaster solves the homeowner's dilemma. Every day, we visit more than 75,000 homes and businesses through our extensive service network of expert professionals. Technology powers our trusted experts to engage with customers so they can order, buy and receive services when, where and how they want them. Our well-recognized brands includes American Home Shield (home warranties), AmeriSpec (home inspections), Furniture Medic (furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial and residential floor cleaning), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). Like, follow or visit us at facebook.com/ServiceMaster, linkedin.com/ServiceMaster, twitter.com/ServiceMaster, or servicemaster.com.

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